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Exhibit 5.1

CH2M HILL 9191 S. Jamaica Street Englewood, CO 80112-5946 Tel 303 771-0900 Fax 720 286-9250

March 23, 2010

CH2M HILL Companies, Ltd.
9191 South Jamaica Street
Englewood, Colorado 80112

Gentlemen:

        I am the Vice President, General Counsel and Secretary of CH2M HILL Companies, Ltd. (the "Company"). I have acted as CH2M HILL's counsel in connection with the Registration Statement on Form S-8, as amended (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement covers 50,000,000 shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock") including: (i) the offer and sale by the Company of 46,000,000 shares (the "Company Shares"), and (ii) the resale of up to an aggregate of 4,000,000 Company Shares that may become control securities (the "Control Securities") within the meaning of Rule 405 under the Securities Act.

        I am generally familiar with the affairs of the Company. In addition, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement, (ii) the Articles of Incorporation and Bylaws of the Company as currently in effect, (iii) resolutions adopted by the Board of Directors relating to the filing of the Registration Statement and the issuance of the Company Shares thereunder, and (iv) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below. In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such copies.

        Based upon and subject to the foregoing, I am of the opinion that The Company Shares, including any Company Shares that may become Control Securities, have been duly authorized for issuance and when issued and sold (and consideration therefore received) in accordance with the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

        I hereby consent to the use of my name in the Registration Statement under the caption "Validity of Common Stock" and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Margaret B. McLean

Margaret B. McLean
Vice President, General Counsel and
Secretary

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  Exhibit 5.1